UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 11, 2012 (April 5, 2011)

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-34709	05-0574281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13927 South Gessner Road, Missouri City, TX 77489 (Address of principal executive offices) (Zip Code) Registrant's telephone number, including area code: (713) 972-9200
________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Maurice Flynn (“Mr. Flynn”), age 58, has been promoted to the position of Vice President for Eastern Hemisphere, division including EAME (Europe, Africa, and Middle East), FSU (Russia and former Soviet Union), and the Far East, with increased policy making responsibilities effective as of April 5, 2012. Mr. Flynn began his 30-year career in the seismic industry, in 1975, with Western Geophysical (n/k/a WesternGeco, a business segment of Schlumberger), where he quickly demonstrated his operational and leadership skills advancing through the ranks of the company to the position of Area Operations Manager, managing operations in the Middle East, Central Asia and Latin America. In 2000 Mr. Flynn joined Petroleum Geo-Services, where he served as Vice President for Europe, Africa and the Middle East, directing the company’s expansion into the land seismic market in the Middle East and Asia. In 2006 Mr. Flynn joined Global Geophysical Services serving as Vice President for EAME, before leaving the company in 2009 to assume the position of Senior Vice President of Operations for Terraseis, a privately held company with operations in the Middle East. He rejoined Global Geophysical Services, in 2011, as its Regional Manager EAME, until his promotion to Vice President for Eastern Hemisphere. Mr. Flynn graduated with honors from the University of Liverpool with a Bachelor of Science degree in Physics and Geophysics. He is a member of the Society for Exploration Geophysicists and the European Association of Geoscientists and Engineers.

Mr. Norman H. Pedersen, II, former General Manager EAME, is now serving as the General Manager of Worldwide Marine Operations, effective as of April 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GEOPHYSICAL SERVICES, INC.

April 11, 2012	By:	/s/ P. Mathew Verghese
P. Mathew Verghese
Senior Vice President and Chief Financial Officer